Exhibit 10.7
ZAI LAB LIMITED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

As of January 7, 2023, subject to the terms and conditions of the 2022 Equity Incentive Plan (the “Plan”) of Zai Lab Limited (the “Company”), each individual who both provides services to the Company as a member of the Board of Directors (the “Board”) and is not employed by the Company or an affiliate (a “Non-Employee Director”) shall be entitled to receive the following amounts of compensation:

Type of Compensation	Amount and Form of Payment
Annual cash retainer	$50,000
Annual equity award
Each Non-Employee Director is eligible to receive, effective as of a date designated by the Board (the “Date of Grant”), and subject to satisfaction of applicable stock exchange requirements, an annual grant of a number of shares of Restricted Shares (as defined in the Plan) for such number of ADSs as is equal to $500,000 divided by the Nasdaq closing price of the Company’s American Depositary Shares (the “ADSs”) on the Date of Grant (or on the next succeeding business day if Nasdaq is not open for trading on the Date of Grant), rounded down to the nearest whole share. Such Restricted Shares shall vest in full on the day prior to the next subsequent Annual General Meeting of shareholders or such other date as may be designated by the Board, subject to continued service as a member of the Board through such date.

New member equity award
Each Non-Employee Director newly elected to the Board is eligible to receive, effective as of a date designated by the Board (the “Date of New Director Grant”), and subject to satisfaction of applicable stock exchange requirements, an initial grant of a number of Restricted Shares (as defined in the Plan) for such number of ADSs as is equal to $750,000 divided by the Nasdaq closing price of the Company’s ADSs on the Date of New Director Grant (or on the next succeeding business day if Nasdaq is not open for trading on the Date of New Director Grant), rounded down to the nearest whole share. Such Restricted Shares shall vest ratably over three years on the anniversary of the Date of New Director Grant, subject to continued service as a member of the Board through such date.
In the event that a newly elected Non-Employee Director’s date of election is less than 180 days prior to the Date of Grant of the next annual equity award to Non-Employee Directors, such newly elected Non-Employee Director shall not be eligible to participate in that particular annual equity award, but shall be eligible to participate in subsequent annual equity awards.

Additional annual cash retainer for Lead Independent Director	$35,000
Additional annual cash retainer for Audit Committee chair	$20,000

Additional annual cash retainer for Audit Committee member	$10,000
Additional annual cash retainer for Compensation Committee chair	$15,000
Additional annual cash retainer for Compensation Committee member	$7,500
Additional annual cash retainer for Nominating and Corporate Governance Committee chair	$10,000
Additional annual cash retainer for Nominating and Corporate Governance Committee member	$5,000
Additional annual cash retainer for Research and Development Committee chair	$15,000
Additional annual cash retainer for Research and Development Committee member	$7,500
Additional annual cash retainer for Commercial Committee chair	$15,000
Additional annual cash retainer for Commercial Committee member	$7,500
Annual Limit on Non-Employee Director Compensation
The total compensation of each Non-Employee Director (including cash retainers and equity grants) shall not exceed $1,000,000 in the initial calendar year of service and $750,000 in any subsequent calendar year of service.
Unless approved by the Company’s shareholders at a general meeting, the total number of shares issued and to be issued upon the exercise of share options granted and to be granted under the 2022 Equity Incentive Plan and any other plan of the Company to any Non-Employee Director within any 12-month period shall not exceed 1% of the shares in issue at the date of any grant.

Cash retainers shall be payable in cash on a quarterly basis and pro-rated for periods of service of less than a full calendar quarter. In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.
For the avoidance of doubt, directors who are (i) employees of the Company, (ii) employees of one of its affiliates or (iii) (a) are affiliated with a shareholder holding more than one percent (1%) of the ordinary shares or ordinary share equivalents of the Company or (b) individually (or through any trust or estate planning entity) holding more than one percent (1%) of the ordinary shares or ordinary share equivalents of the Company will not receive compensation for their service as a director, other than reimbursement for reasonable and customary expenses incurred in connection with attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.